July 1, 2005



Mail Stop 4561

By U.S. Mail and facsimile to (540) 687-3739

Mr. Joseph L. Boling
Chairman, President, and CEO
Middleburg Financial Corporation
111 West Washington Street
Middleburg, Virginia 20117


Re:	Middleburg Financial Corporation
	Form 10-K for the fiscal year ended December 31, 2004
	Filed March 16, 2005
	File Number: 000-24159


Dear Mr. Boling:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief